
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 19, 1997       Filed pursuant to
                                                                            Rule 424(b)(5) under
                                  $200,000,000                              the Securities Act of
                                                                            1933 (Reg. Nos 33-64245
                                     [LOGO]                                 and 33-14071)

                        6.20% NOTES DUE FEBRUARY 1, 2008
                            ------------------------
     Interest on the Notes is payable on February 1 and August 1 of each year, commencing August 1, 1998. The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein), plus, in each case, accrued and unpaid interest thereon to the redemption date. The Notes will not be entitled to any sinking fund.

     The Notes will be represented by one or more Global Notes registered in the name of the nominee of The Depository Trust Company ('DTC'). Except as described herein, Notes in definitive form will not be issued. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See 'Certain Terms of the Notes -- Book Entry System'. The Notes will not be listed on any securities exchange.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
               IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                  INITIAL PUBLIC         UNDERWRITING       PROCEEDS TO
                                                                 OFFERING PRICE(1)       DISCOUNT(2)       COMPANY(1)(3)
                                                                -------------------      ------------      --------------
Per Note.....................................................         99.866%               0.650%            99.216%

Total........................................................      $199,732,000           $1,300,000        $198,432,000

---------------

(1) Plus accrued interest from February 3, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $245,000 payable by the Company.

                            ------------------------
     The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about February 3, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                                                            SALOMON SMITH BARNEY
                            ------------------------
          The date of this Prospectus Supplement is January 29, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                            ------------------------

                             AVAILABLE INFORMATION

     AlliedSignal Inc. (the 'Company') is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices, 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov/ that contains such reports, proxy statements and other information. Such information of the Company should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus Supplement:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

          (3) the Company's Current Reports on Form 8-K filed on January 15, February 20, March 18, April 15, May 22, June 19, July 18, July 23, August 14, September 23, October 22, November 17 and December 18, 1997 and January 15, 1998.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unissued shall be deemed to be incorporated by reference in this Prospectus Supplement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this Prospectus Supplement is delivered, upon such person's written or oral request to AlliedSignal Inc., Office of the Secretary, P.O. Box 4000, Morristown, New Jersey 07962, telephone number (973) 455-5067.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for the Company for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and for the nine-month periods ended September 30, 1997 and 1996. This summary of selected financial information is qualified by reference to the financial statements and other information and data contained or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 1997.

                         SELECTED FINANCIAL INFORMATION
             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                        -----------------     -----------------------------------------------
                                         1997      1996        1996      1995      1994      1993      1992
                                        -------   -------     -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
    Net sales.........................  $10,562   $10,473     $13,971   $14,346   $12,817   $11,827   $12,042
    Income before cumulative effect of
       changes in accounting
       principles.....................      856       750       1,020       875       759       656       535(b)
    Net income (loss).................      856       750       1,020       875       759       411(a)    (712)(b,c)
PER SHARE OF COMMON STOCK:
    Income before cumulative effect of
       changes in accounting
       principles.....................     1.51      1.33        1.80      1.54      1.34      1.16       .95
    Net earnings (loss)...............     1.51      1.33        1.80      1.54      1.34       .73     (1.26)
BALANCE SHEET DATA (AT END OF PERIOD):
    Total assets......................   13,074    12,932      12,829    12,465    11,321    10,829    10,756
    Long-term debt....................    1,313     1,317       1,317     1,366     1,424     1,602     1,777
    Total debt........................    2,366     2,221       1,931     2,010     1,687     1,960     2,113
    Shareowners' equity...............    4,419     4,027       4,180     3,592     2,982     2,390     2,251
    Total debt as a percent of total
       capital........................     33.1      33.2        29.5      33.7      34.1      42.7      44.7
RATIO OF EARNINGS TO FIXED
  CHARGES(D)..........................     8.11      6.88        7.06      6.18      6.02      4.71      3.27

------------

 (a) Includes the cumulative after-tax provision for the adoption of FASB No. 112 of $245 million, or $0.43 a share.

 (b) Includes the effect of a provision for Streamlining and Restructuring charges as well as a gain on the sale of common stock of Union Texas resulting in a net charge of $11 million (after-tax $6 million, or $0.01 a share).

 (c) Includes the cumulative after-tax provision for the adoption of FASB Nos. 106 and 109 of $1,247 million, or $2.21 a share.

 (d) The ratio of earnings to fixed charges is generally computed by dividing the sum of net income (excluding the cumulative effect of accounting changes in 1992 and 1993), income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The ratio also includes the Company's share of the earnings and fixed charges of significant joint ventures.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Notes to repay certain outstanding commercial paper of the Company, which commercial paper has a current average yield of approximately 5.6% and will mature on or around February 3, 1998. The proceeds of such commercial paper were used for general corporate purposes.

                           CERTAIN TERMS OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (which represent a series of, and are referred to in the Prospectus as, 'Debt Securities') supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which reference is hereby made.

GENERAL

     The Notes offered hereby will mature on February 1, 2008, and will bear interest at the rate of 6.20% per annum from February 3, 1998, payable semiannually on February 1 and August 1 of each year (an 'Interest Payment Date'), commencing August 1, 1998, to the persons in whose names the Notes are registered at the close of business on the January 15 and July 15, as the case may be, next preceding such Interest Payment Date. The interest payable on each Interest Payment Date will include interest accrued from and including the later of February 3, 1998, or the most recent Interest Payment Date to which interest has been paid or duly provided for, but excluding the relevant Interest Payment Date. The Notes offered hereby will be issued under the Indenture referred to in the Prospectus, and are limited to $200,000,000 aggregate principal amount. The Notes offered hereby are referred to in the Indenture as 'Debentures'.

     Principal and interest initially will be payable, and the Notes initially will be transferable and exchangeable, at the office or agency of the Company designated for that purpose in New York City, which initially will be the office of The Chase Manhattan Bank, the Trustee under the Indenture ('Chase'), located at 55 Water Street, 2nd Floor, North Building, Room 234, New York, New York
Attention: Corporate Trust Teller; provided, however, that payments of interest may be made, in the event the Notes are issued in certificated form, at the option of the Company, by check mailed to the Registered Holders (as defined in the Indenture) of the Notes. See 'Book-Entry System' below.

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured and will rank pari passu with all other Debt Securities issued or to be issued under the Indenture and all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The Company has issued Debt Securities in the principal amount of $1,025,500,000 under the Indenture. The Indenture does not limit the amount of Debt Securities which may be issued thereunder.

SINKING FUND

     The Notes are not entitled to a sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

     'Adjusted Treasury Rate' means (i) the arithmetic mean of the yields under the heading 'Week Ending' published in the Statistical Release most recently published prior to the date of determination under the caption 'Treasury Constant Maturities' for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.10%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     'Statistical Release' means the statistical release designated 'H.15(519)' or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by a single Global Note (defined in the Indenture as the 'Global Debenture') (the 'Book-Entry Notes'). The Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depository (the 'Depository'), and registered in the name of a nominee of the Depository. Except as set forth below, the Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Company and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'clearing agency', registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

     Upon the issuance of Notes by the Company represented by a Global Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Underwriters.

     Payments of the principal of and any premium and interest on such Global Note will be made by the Company through the Paying Agent (as defined in the Indenture) to the Depository or its nominee, as the case may be, as the registered owner of such Global Note. Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that the Depository, upon receipt of any payment of principal, premium or interest in respect of such Global Note, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in such Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such participants.

     Book-Entry Notes will not be exchangeable at the option of the holder or holders thereof for Notes issued in certificated form. If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for such Global Note. In addition, the Company may at any time determine that the Notes shall no longer be represented by such Global Note, and, in such event, will issue Notes in certificated form in exchange for such Global Note. In any such instance, an owner of a beneficial interest in such Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in fully registered form only.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, dated January 29, 1998 (the 'Underwriting Agreement'), the Company has agreed to sell to each of the Underwriters named below (the 'Underwriters'), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                                PRINCIPAL
                                                                                  AMOUNT
                                UNDERWRITER                                      OF NOTES
----------------------------------------------------------------------------   ------------
Goldman, Sachs & Co. .......................................................   $ 66,700,000
J.P. Morgan Securities Inc. ................................................     66,650,000
Salomon Brothers Inc........................................................     66,650,000
                                                                               ------------
          Total.............................................................   $200,000,000
                                                                               ------------
                                                                               ------------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes offered hereby, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.400% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.250% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the 'Securities Act').

     Each of the Underwriters may from time to time provide investment banking services to the Company and receive fees therefor. In addition, in the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. have engaged, and will in the future engage, in commercial banking transactions with the Company.

                                 LEGAL OPINIONS

     The legality of the Notes offered hereby will be passed upon by J. Edward Smith, Senior Counsel, Corporate and Finance, of the Company. At the date of this Prospectus Supplement, Mr. Smith had no beneficial ownership interest in any shares of the Company's Common Stock and had no right to acquire shares through the exercise of vested options granted under option plans of the Company.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                           FORWARD-LOOKING STATEMENTS

     The Prospectus and this Prospectus Supplement contain, or incorporate by reference, certain statements that may be deemed 'forward-looking statements' within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in the Prospectus and this Prospectus Supplement are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

PROSPECTUS

                                  $600,000,000

                                     [LOGO]

                                DEBT SECURITIES

                            ------------------------

     This Prospectus covers debt securities (the 'Debt Securities') to be issued for proceeds of up to $600,000,000 (or the equivalent in foreign denominated currency or composite currencies) which AlliedSignal Inc. (the 'Company') may issue from time to time in one or more series. The Debt Securities will be offered directly, or through agents designated from time to time, or through broker-dealers or underwriters also to be designated. The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be sold for U.S. dollars, foreign denominated currency or composite currencies, and principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or composite currencies. The currency for which the Debt Securities may be purchased and the currency in which principal of and any interest on the Debt Securities may be payable may be specifically designated by the Company.

     The designation, principal amount, offering price, maturity, interest rate, and redemption provisions, if any, of the Debt Securities, and the name of each agent, broker-dealer or underwriter, if any, in connection with the sale of the Debt Securities are set forth in the accompanying Prospectus Supplement (the 'Prospectus Supplement').

     If an agent of the Company or a broker-dealer or underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or broker-dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The proceeds to the Company will be the purchase price in the case of sale through an agent or a broker-dealer and the public offering price in the case of sale through an underwriter. Net proceeds to the Company will be the purchase price less commission in the case of an agent, the purchase price in the case of a broker-dealer and the public offering price less discount in the case of an underwriter, less, in each case, other issuance expenses. See 'Plan of Distribution' for possible indemnification arrangements for agents, broker-dealers and underwriters.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING
       SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, INCLUDING THE PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS, BROKER-DEALERS OR UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS, INCLUDING THE PROSPECTUS SUPPLEMENT, DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

               The date of this Prospectus is November 19, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov/ that contains such reports, proxy statements and other information. Such reports, proxy statements and other information of the Company should also be available for inspection at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended, with respect to the Debt Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

          (3) the Company's Current Reports on Form 8-K filed on January 15, February 20, March 18, April 15, May 22, June 19, July 18, July 23, August 14, September 23 and October 22, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or contained in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this prospectus is delivered, upon such person's written or oral request to AlliedSignal Inc., Office of the Secretary, P.O. Box 4000, Morristown, New Jersey 07962, telephone number (973) 455-5067.

                                  THE COMPANY

     The Company's operations are conducted in three principal industries: aerospace; automotive; and engineered materials. The Company's products are used by many major industries, including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation and aerospace and in agriculture and the space program.

     The principal executive offices of the Company are located at 101 Columbia Road, Morris Township, New Jersey 07962. The telephone number is (973) 455-2000.

                     RATIO OF EARNINGS TO FIXED CHARGES(a)

 NINE MONTHS
    ENDED
SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
-------------     ----------------------------------------
1997     1996     1996     1995     1994     1993     1992
----     ----     ----     ----     ----     ----     ----
8.11     6.88     7.06     6.18     6.02     4.71     3.27

------------

 (a) The ratio of earnings to fixed charges is generally computed by dividing the sum of net income (excluding the cumulative effect of accounting changes in 1992 and 1993), income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The ratio also includes the Company's share of the earnings and fixed charges of significant joint ventures.

                                USE OF PROCEEDS

     Except as may otherwise be disclosed in the Prospectus Supplement, the net proceeds to be received by the Company from sales of the Debt Securities will be used for general corporate purposes which may include working capital, capital expenditures, stock repurchases, repayment of borrowings and acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The following statements are subject to the detailed provisions of the Indenture dated as of October 1, 1985, as supplemented by the First Supplemental Indenture dated as of February 1, 1991 and by the Second Supplemental Indenture dated as of November 1, 1997 (collectively, the 'Indenture') between the Company and The Chase Manhattan Bank, as trustee (the 'Trustee'). References to particular sections of the Indenture are noted below.

GENERAL

     The Company has issued debt securities in the principal amount of $1,025,500,000 under the Indenture. The Indenture does not limit the amount of debt securities which may be issued thereunder. The Debt Securities to which this Prospectus relates will be issued from time to time with aggregate proceeds of up to $600,000,000 or the equivalent thereof in foreign denominated currency or composite currencies, and will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The Debt Securities will be unsecured and issued in fully registered form without coupons or, if specified in the applicable Prospectus Supplement, in bearer form with coupons (Sections 301 and 302).

     Reference is made to the Prospectus Supplement for the following terms to the extent they are applicable to the Debt Securities offered hereby: (i) designation, aggregate principal amount, denomination and currency; (ii) date of maturity; (iii) currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal of and any interest may be payable; (iv) if the currency for which Debt Securities may be purchased or in which principal of and any interest may be payable is at the purchaser's election, the manner in which such an election may be made; (v) interest rate; (vi) the times at which interest will be payable; (vii) redemption date and redemption price; (viii) federal income tax consequences; and (ix) any other specific terms of the Debt Securities.

COVENANTS CONTAINED IN INDENTURE

     The Company will covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on (a) any property located in the United States which is (i) in the opinion of the Board of Directors, a principal manufacturing property or (ii) an oil, gas or mineral producing property, or (b) any shares of capital stock or indebtedness of any subsidiary owning such property, without equally and ratably securing the Debt Securities, subject to certain exceptions specified in the Indenture. Exceptions include:
(1) existing liens on property of the Company or liens on property of corporations at the time such corporations become subsidiaries of or are merged with the Company; (2) liens existing on property when acquired, or incurred to finance the purchase price thereof; (3) certain liens on property to secure the cost of exploration, drilling or development of, or improvements on, such property; (4) certain liens in favor of or required by contracts with governmental entities; and (5) indebtedness secured by liens otherwise prohibited by such covenant not exceeding 10% of the consolidated net tangible assets of the Company and its consolidated subsidiaries. Transfers of oil, gas or other minerals in place for a period of time until the transferee receives a specified amount of money or of such minerals or any other transfers commonly referred to as 'production payments,' are outside the scope of this covenant and are thus permitted without restriction. The Company will also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is (i) in the opinion of the Board of Directors, a principal manufacturing property or (ii) an oil, gas or mineral producing property, unless (1) the Company would be entitled under the provisions described above in this paragraph to incur debt equal to the value of such sale and lease-back transactions, secured by liens on the property to be leased, without equally securing the outstanding Debt Securities, or (2) the Company, during the four months following the effective date of such sale and lease-back transaction, applies an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of the Company or a subsidiary (Sections 101, 1005 and 1006).

     Other than as described above and except as may be otherwise specified in the applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture and (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the Indenture (Section 801).

DEFEASANCE PROVISIONS

     Defeasance And Discharge. The Indenture provides that, if principal of and any interest on the Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, non-callable U.S. Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law such that, or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that, such deposit, defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof (Section 403). The term 'U.S. Government Obligations' is defined to mean direct obligations of the United States of America, backed by its full faith and credit (Section 101).

     Defeasance Of Certain Covenants. The Company may omit to comply with certain restrictive covenants described in Sections 1005 (Limitation on Mortgages) and 1006 (Limitation on Sale and Lease-Back) of the Indenture. To exercise such option, the Company must deposit with the Trustee money, non-callable U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes (Section 1008).

     Defeasance And Events Of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

MODIFICATION AND WAIVER

     Other than modifications and amendments not adverse to holders of the Debt Securities, modifications and amendments of the Indenture and waivers of compliance with Indenture covenants may be made only with the consent of the holders of a majority in aggregate principal amount at maturity of the Debt Securities of each series to be affected outstanding at that time (voting as a class); provided, however, that the consent of all holders of each outstanding series of Debt Securities affected thereby will be required, among other things, to (a) change the stated maturity of such Debt Securities; (b) reduce the principal amount thereof; (c) reduce the rate or extend the time of payment of interest or premium, if any, thereon; (d) impair the right to institute suit for the enforcement of any such payment on or after the respective due dates thereof; or (e) reduce the percentage of in principal amount of Debt Securities required to approve any supplemental indenture or any waiver under the Indenture (Section 902). The holders of not less than a majority in aggregate principal amount at maturity of outstanding Debt Securities of each series affected thereby may waive any past default under the Indenture and its consequences, except a default (a) in the payment of the principal of, premium, if any, or interest on such Debt Securities, or (b) in respect of a covenant or provision which cannot be modified or amended without the consent of all the holders of each outstanding series of Debt Securities affected thereby (Section 507).

INFORMATION CONCERNING THE TRUSTEE

     The Chase Manhattan Bank ('Chase') is also the trustee under the indenture under which the Company's Serial Zero Coupon Bonds Due 1997-2009 are outstanding and is fiscal agent for the Company's 8% Bonds Due May 15, 2006. The Company has a credit agreement with a group of banks including Chase under which Chase has a commitment of $50 million. The Company maintains deposit accounts and conducts other banking transactions with Chase.

EVENTS OF DEFAULT

     Events of Default with respect to any series of Debt Securities under the Indenture include: (a) default in payment of any principal of or premium, if any, on such series, except for principal due upon sinking fund redemptions; (b) default in the payment of any installment of interest or sinking fund redemption, if any, on such series and continuance of such default for a period of 30 days; (c) default for 90 days after notice in the performance of any other covenant in the Indenture; or (d) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal of or premium, if any, or interest on such series of Debt Securities) if it considers such withholding to be in the interest of holders of Debt Securities (Section 508). No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     On the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount at maturity of Debt Securities of each such series then outstanding may declare the principal (or in the case of Debt Securities sold at an original issue discount, the amount specified in the terms thereof) to be due and payable immediately (Section 501). Upon payment of such amount, together with any premium or interest due thereon, if any, all the Company's obligations in respect to payment of indebtedness on such Debt Securities will terminate (Sections 401, 501 and 502).

     Within 120 days after the end of each fiscal year, certain officers of the Company are required to inform the Trustee whether they know of any default under the Indenture, specifying any such default and the nature and status thereof (Section 1004). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Debt Securities unless such holders of Debt Securities shall have offered to the Trustee reasonable indemnity (Section 603).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ('Global Securities') that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 203 and 302).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any paying agent or the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities) (Section 203). Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities of such series so issued in definitive form will be issued as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) to broker-dealers as principals; and
(iv) through underwriters.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the 'Act'), involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

     If a broker-dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     Agents, broker-dealers or underwriters may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP ('Price Waterhouse'), independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three month periods ended March 31, the three- and six-month periods ended June 30 and the three- and nine-month periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, Price Waterhouse reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 1997, July 25, 1997 and October 27, 1997 incorporated by reference herein, state that they did not audit and they did not express an opinion on that unaudited financial information. Price Waterhouse has not carried out any significant or additional tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of section 11 of the Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by Price Waterhouse within the meaning of sections 7 and 11 of the Act.

__________________________________            __________________________________

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                        PAGE
                                                        ----
Available Information................................   S-2
Incorporation of Certain Documents by Reference......   S-2
Summary of Selected Financial Information............   S-3
Use of Proceeds......................................   S-3
Certain Terms of the Notes...........................   S-4
Underwriting.........................................   S-6
Legal Opinions.......................................   S-6
Validity of the Notes................................   S-7
Forward-Looking Statements...........................   S-7

                         PROSPECTUS

Available Information................................     2
Incorporation of Certain Documents by Reference......     2
The Company..........................................     3
Ratio of Earnings to Fixed Charges...................     3
Use of Proceeds......................................     3
Description of Debt Securities.......................     3
Plan of Distribution.................................     7
Experts..............................................     8


                                  $200,000,000

                                     [LOGO]

                                  6.20% NOTES
                              DUE FEBRUARY 1, 2008

                               ------------------

                             PROSPECTUS SUPPLEMENT
                               ------------------

                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY

__________________________________            __________________________________